Re-Design ETHAN ALLEN

Discussion Materials: Poor Revenue Performance

October 2015
www.RedesignEthanAllen.com

SANDELL
CASTLERIGG INVESTMENTS

Disclaimer

THIS PRESENTATION WITH RESPECT TO ETHAN ALLEN INTERIORS INC. ("ETHAN ALLEN" or "ETH" or THE "COMPANY") IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY OR PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF SANDELL ASSET MANAGEMENT CORP. ("SAMC"), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION AND SAMC ANALYSES. CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC BY THE COMPANIES OR OTHER COMPANIES CONSIDERED COMPARABLE, AND FROM OTHER THIRD PARTY REPORTS.

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Discussion Materials

- There are many issues plaguing Ethan Allen that we believe can be traced to one root cause, namely poor corporate governance that has enabled a stale and outmoded approach to business. One of the most cited concerns voiced to us relates to the Company's inability to evolve its merchandising and marketing strategy to appeal to modern consumers against a retail backdrop of increasing online sales
  - Central to Ethan Allen's underperformance is the Company's **inability to grow revenue** post the "Great Recession" of 2008-2009
    - The Company has dramatically underperformed its peers in terms of revenue growth, losing market share to much more progressive peers such as Restoration Hardware and Williams-Sonoma (Pottery Barn)
    - Ethan Allen's merchandising efforts have not been embraced by consumers, reflecting a Company whose retailing strategy has not evolved
    - The Company has an insignificant online presence, currently estimated at less than 5% of revenue, while its other peers such as Restoration Hardware and Williams-Sonoma generate approximately 50% of their revenue from non-store and online sales
    - The analytical community has been vocal and persistent in highlighting these issues

Discussion Materials

- The following illustrates the Company's lackluster performance in revenue generation over the last 5 years versus its peers

($ in millions)	Revenue					
	FY2010/ FY2011	FY2011/ FY2012	FY2012/ FY2013	FY2013/ FY2014	FY2014/ FY2015	CAGR
Ethan Allen	$679.0	$729.4	$729.1	$746.7	$754.6	**2.7%**
% Growth		*7.4%*	*0.0%*	*2.4%*	*1.1%*	
Home Furnishing Peers						
Restoration Hardware	$772.8	$958.1	$1,193.0	$1,551.0	$1,867.4	24.7%
% Growth		*24.0%*	*24.5%*	*30.0%*	*20.4%*	
Bassett Furniture	235.3	253.2	269.7	321.3	340.7	9.7%
% Growth		*7.6%*	*6.5%*	*19.1%*	*6.0%*	
Williams-Sonoma	3,504.2	3,720.9	4,042.9	4,387.9	4,698.7	7.6%
% Growth		*6.2%*	*8.7%*	*8.5%*	*7.1%*	
Pier 1 Imports	1,396.5	1,533.6	1,704.9	1,771.7	1,865.8	7.5%
% Growth		*9.8%*	*11.2%*	*3.9%*	*5.3%*	
Haverty Furniture	620.3	620.9	670.1	746.1	768.4	5.5%
% Growth		*0.1%*	*7.9%*	*11.3%*	*3.0%*	
La-Z-Boy	1,187.1	1,231.7	1,273.9	1,357.3	1,425.4	4.7%
% Growth		*3.8%*	*3.4%*	*6.5%*	*5.0%*	
Average % Growth		8.6%	10.4%	13.2%	7.8%	**9.9%**

Source: Bloomberg

- Ethan Allen has faltered after the "Great Recession" and has fallen dramatically behind the average of its peers over the last several years in terms of the key retailing operational metric of year-to-year revenue growth


Yr-to-Yr Revenue Growth
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
FY11/12
FY12/13
FY13/14
FY14/15
ETH
Average

Note: The averages denoted in the above graph refer to the average of the year-to-year revenue growth of the Company's home furnishing peers: Basset Furniture, Haverty Furniture, La-Z-Boy, Pier 1, Restoration Hardware, and Williams-Sonoma. Such peers were chosen to reflect comparable companies that are primarily involved in the sale of home furnishings as opposed to the sale of office furniture or bedding/mattresses.

Source: Bloomberg

Discussion Materials

- Ethan Allen has witnessed compound annual revenue growth far below its peers over the last five years



5-Yr Revenue CAGR
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
ETH
RH
BSET
WSM
PIR
HVT
LZB

- The following chart graphically illustrates how so many years of poor revenue performance results in effective stagnation, as Ethan Allen's revenue increased a mere 11% in aggregate over the last five years



5-Yr Revenue Increase in Aggregate
160.0%
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
ETH
RH
BSET
WSM
PIR
HVT
LZB

Source: Bloomberg

SANDELL CASTLERIGG INVESTMENTS

Discussion Materials

- Ethan Allen has failed miserably in its ability to generate e-commerce revenue and has an insignificant online presence



% of Online and Direct Revenue
60%
50%
40%
30%
20%
10%
0%
Ethan Allen
Restoration Hardware
Williams-Sonoma

- More and more consumers are purchasing products on the internet and the great success that other companies have witnessed online is one explanation as to why Ethan Allen has struggled to grow revenue *("Restoration Hardware (RH) and Williams Sonoma (WSM) are responsible for all the growth in the mid-high end furniture/accessory category"* – Gabelli, March 25, 2015)

Source: SEC filings and analyst estimates. Restoration Hardware's 10-K notes that in Fiscal 2014, sales from products originating in its stores and its direct business each represented 50% of net revenue, while Williams-Sonoma's 10-K indicates that e-commerce net revenue was 50.5% of total net revenue in Fiscal 2014. Ethan Allen's e-commerce revenue is estimated at between 2% (Barington Research, 6/2/14) and 5% (Nomura, 7/16/14)

Discussion Materials

- The importance of online revenue is articulated in the following passage, which projects that 50% of all retail sales will take place online in the not-too-distant future

> *"The store is far from dead, but for most retailers, it's gasping. While the majority of retail sales still occur at the physical store, online transactions are escalating, with purchases made via mobile, tablets, desktops and other connected devices projected to increase by 60% to $125 billion annually by 2018, according to a recent report by Juniper Research[1]. At this rate, the retail industry soon will be a world of 50:50. Fifty percent of retail sales taking place online, while the other half − a very significant reduction − will derive from brick-and-mortar.*
>
> *Sound implausible? While many take solace in reports which show on-line commerce under 10% of revenues, these reports include behemoth Wal-Mart, and may be presenting a misrepresentation of the reality of the escalation-particularly for specialty stores, brands and chain stores. 50:50 will happen. And retail CEO's and their Boards must take note and actions on the dynamic shift, as this mix of revenue, changes the entire economic model of retail permanently. This is something much bigger than omni-channel."*

"Digital Disruption: How to Survive in a World of 50:50" by The O Alliance, 10/6/15

(1) "Juniper: Mobile and Online Transactions to Reach $125 billion by 2018" in BizTechReports, 8/24/15

Discussion Materials

- Restoration Hardware's revenue five years ago was not materially different from Ethan Allen and it has subsequently grown revenue dramatically



A Tale of Two Retailers
Revenue ($MM)
$2,000.0
$1,800.0
$1,600.0
$1,400.0
$1,200.0
$1,000.0
$800.0
$600.0
$400.0
$200.0
$0.0
FY10/11
FY11/12
FY12/13
FY13/14
FY14/15
Fiscal Year
ETH
RH

- Restoration Hardware (RH) experienced the same "Great Recession" as Ethan Allen, yet was able to reinvent itself and re-position the Company for merchandising success. The following article from September of 2010, entitled "Restoration Hardware Reinvents Itself" discusses the path that Restoration Hardware embarked upon:

> *Niche retailer Restoration Hardware is launching a fall collection at its redesigned "gallery" stores.*
>
> *"We've destroyed the previous iteration of ourselves, clearing the way to express our brand in a never-before-seen fashion," says Gary Friedman, chairman and co-chief executive officer. A statement about the relaunch is in a 56-page direct mail piece that went out in late August and is also on the company's redesigned Web site, which proclaims the retailer to be "reinvented, remodeled, reborn."*
>
> *Friedman calls the gallery stores "a complete re-conceptualization of the shopping experience and an artful expression of home furnishings in a gallery setting" for "an entirely new" Restoration Hardware.*

"Restoration Hardware Reinvents Itself" by Tanya Irwin in MediaPostNews, 9/10/10

Source: Bloomberg

Discussion Materials

- Note the following 2015 commentary regarding Restoration Hardware, which provides context for the dramatic revenue growth enjoyed by the company following its 2010 reinvention discussed on the previous page

> *"It's hard to believe that **Restoration Hardware** once was a typical mall retailer with nearly 100 stores. After exiting most of its ordinary chain store formats and totally "white boarding" a re-entry strategy, the rebranded **RH** reintroduced itself in 2012 as a luxury home furnishings company. Today the high-end retailer and "disruptive brand" showcases its upscale, curated selections in revolutionary stand-alone galleries, including a former Museum of Natural History, Historic Post Office and other artistic venues…**RH's** intriguing Source Books, which replaced its monthly catalogs, and the brand's website serve as virtual extensions and compelling circular tours of **RH** lifestyle interiors.*
>
> *The strategy proved successful: From an uncertain future in 2008, RH net revenues in 1Q2015 alone experienced double-digit growth to $422.4 million. These results "exceeded our outlook and increased 15% on top of a 22% increase last year," said Gary Friedman, RH Chairman and CEO, in a recent financial statement.[1] Overall results further demonstrated "the disruptive nature of the RH brand and the power of our multi-channel business model." RH's seamless integration of stores, digital and Source Books creates a totally unique business model – one almost equally divided between the three.*
>
> *The stores both inspire and astonish. Customers are encouraged to "showroom," take photos of inspirations and test the seating on a down-filled sofa. Highly-trained staff decorators and designers nimbly deploy touch screen tablets to aid purchase decisions, illustrate room layouts and check inventory in the distribution center and timing of special orders from suppliers. The entire supply chain and the stores are interconnected. There is no channel here – only Restoration Hardware – with nothing vanilla about it."*

"Digital Disruption: How to Survive in a World of 50:50" by The O Alliance, 10/6/15

(1) Restoration Hardware's 1Q Fiscal 2015 earnings release

Discussion Materials

- The conclusion amongst the analytical community supports our belief that the Company's stale and complacent approach to merchandising is responsible for Ethan Allen's poor sales performance (emphasis added in the following commentary)

"***Ethan Allen has been slow to change***, *in our view. The home furnishings industry is very competitive and many of Ethan Allen's peers have improved their product assortment and have significantly reduced delivery times by carrying in-stock product"* – Barrington Research, June 2, 2014

"The company really hasn't participated in holiday gift giving purchases given its merchandise mix. In the past, ***it has missed sales opportunities*** *due to lack of gift type merchandise, allowing competitors like Pottery Barn (WSM; MO Rate) and Crate and Barrel to take share"* – Barrington Research, June 2, 2014

*"**Ethan Allen has arguably been caught flat-footed** versus changing consumer purchasing tendencies"* - Gabelli & Company, June 9, 2014

"The higher end consumer is doing relatively well yet ***Ethan Allen has grown its revenues only 2% in total over the last two years*** *and most of that increase is simply due to owning more retail distribution versus real growth"* – Stifel, July 24, 2014

*"**Restoration Hardware (RH) and Williams Sonoma (WSM)** are responsible for all the growth in the mid-high end furniture/accessory category"* – Gabelli, March 25, 2015

"We are ***less certain whether [Ethan Allen's] store locations, image/brand, and marketing can attract a sufficient number of new customers****, particularly the millennials"*– Stifel, September 16, 2015

"ETH is in a difficult competitive environment, with ***Restoration Hardware and Williams-Sonoma driving all the growth*** *in the mid-high price segment"* – Gabelli & Company, September 17, 2015

> *"We run it like a private company"*
>
> -- Farooq Kathwari

October 5, 2015 conference call with Farooq Kathwari, Corey Whitely, Tom Sandell, and Richard Mansouri

Discussion Materials

- We believe Ethan Allen desperately needs a new and improved Board who can bring fresh perspective and new ideas to the Company
- The following candidates nominated by Sandell together possess very relevant skills in many key functional areas, who we believe will be able to implement significant, value-creating change consistent with their fiduciary duties

Edward Glickman – Former President of Penn REIT

Kathy Herbert – Former EVP at Albertson's

Richard Mansouri – Managing Director at Sandell Asset Management

Annelise Osborne – SVP at Moody's Investor Service

Ken Pilot – Former President of ABC Carpet & Home

Alex Wolf– Former Managing Director at Cerberus Capital Management

Discussion Materials

Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Offshore Holdings, Ltd., Castlerigg Active Investment Fund, Ltd., Castlerigg Active Investment Intermediate Fund, L.P., Castlerigg Active Investment Master Fund, Ltd., Castlerigg Event Driven and Arbitrage Fund, Thomas E. Sandell (collectively, "Sandell"), Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot and Alex Wolf (collectively with Sandell, the "Participants"), intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the stockholders of Ethan Allen Interiors Inc. (the "Company") in connection with the Company's 2015 annual meeting of stockholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the participants when they become available, as they will contain important information, including additional information related to the participants. When completed, the definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and at our website at http://www.RedesignEthanAllen.com.

Information about the Participants and a description of their direct or indirect interests by security holdings will be contained in the preliminary proxy statement on Schedule 14A to be filed by Sandell Asset Management Corp. with the SEC on October 14, 2015. This document can be obtained free of charge from the sources indicated above.